----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
(Print or Type Respones)                 Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|  Lohmann                 Linda      M  |  (Month/Day/Year)     |  Centre Capital Corp    "CCCX"                                  |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|                       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |    May 31, 2000       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|                                        |                       |                                       |                         |
|                                        |-----------------------|   Director             10% Owner      |         /  /            |
|    7305 North Hwy 81                   |3.IRS or Soc. Sec. No. |---                  ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          | X Officer              Other          |  Group Filing           |
|                                        |                       |---(give title below)---(Specify below)|  (Check Applicable Line)|
|                                        |                       |                                       | X  Form filed by One    |
|                                        |                       |   Vice President                      |--- Reporting Person     |
|                                        |                       |                                       |    Form filed by More   |
|  Duncan,              OK        73533  |                       |                                       |--- than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|   Common Stock                           |   300,000                   |  D           |                                          |
|                                          |                             |              |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|   Common Stock                           |   300,000                   |  I           |  Ron L. Corporation 653 Buffalo Bend     |
|                                          |                             |              |  Plano, Tx 75023                         |
|                                          |                             |              |  Ron Abplanap is President and Husband   |
|                                          |                             |              |  of Linda Lohman                         |
|                                          |                             |              |  Linda Lohman is Beneficiary             |
|----------------------------------------------------------------------------------------------------------------------------------|
|   Common Stock                           |   325,000                   |  I           |  Abplanap Estate Trust 649 Buffalo Bend  |
|                                          |                             |              |  Plano, Tx 75023                         |
|                                          |                             |              |  Ron Abplanap Trustee                    |
|                                          |                             |              |  Linda Lohman is Beneficiary             |
|----------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                              (Over)
    Potential persons who are to respond to the collection of information conatined in this form are not required    SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of    |
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect     |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |  Beneficial   |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |  Ownership    |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|  (Instr. 5)   |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |               |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |               |
|                          |           |          |                            |of Shares|             |  Indirect |               |
|                          |           |          |                            |         |             |  (I)      |               |
|                          |           |          |                            |         |             |  (Instr.5)|               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|                          |           |          |                            |         |             |           |               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|                          |           |          |                            |         |             |           |               |
|                          |           |          |                            |         |             |           |               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|                          |           |          |                            |         |             |           |               |
|                          |           |          |                            |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal     /s/  Linda Lohmann                            05/31/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                   PAGE: 2
                                                                                                                     SEC 1473 (7-97)